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                                                                     EXHIBIT 5.1

              [HORGAN, ROSEN, BECKHAM & COREN, L.L.P. LETTERHEAD]


                                November 11, 1998


Board of Directors
VIB Corp
1498 Main Street
El Centro, California 92243

        Re: VIB Corp Acquisition of Bank of Stockdale, F.S.B.

Lady and Gentlemen:

        We have acted as counsel to VIB Corp, a California corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4 of the Company (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of the Company's no par value common stock (the "Shares)", issuable pursuant to the Agreement and Plan of Reorganization dated September 15, 1998 (the "Agreement"), by and between the Company and Bank of Stockdale, F.S.B. ("Stockdale") whereby each share of Stockdale's common stock, $4.00 par value, will be exchanged for shares of the Company's common stock and Stockdale will become the Company's wholly-owned subsidiary.

        In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and Bylaws of the Company, as currently in effect; (iii) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Agreement; and (v) such other documents as we have deemed necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

        Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of Stockdale's common stock pursuant to the terms of the Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

        The law covered by the opinion set forth above is limited to the laws of the State of California and the federal law of the United States of America.

        We hereby consent to the filing of this opinion with the Securities and Commission as Exhibit 5.1 to the Registration Statement and to the reference to our name under the caption "Validity of VIBC's Common Stock" in the Joint Proxy Statement - Prospectus constituting a part of the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                      Very truly yours,



                                      /s/ Horgan, Rosen, Beckham & Coren, L.L.P.
                                      ------------------------------------------
                                      Horgan, Rosen, Beckham & Coren, L.L.P.



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